AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made effective as of May 1, 2013 (the “Effective Date”), by and between ESSA Bank & Trust, a Pennsylvania chartered stock savings association with its principal office in Stroudsburg, Pennsylvania (the “Bank”), and V. Gail Bryant (“Executive”).  Any reference to the “Company” shall mean ESSA Bancorp, Inc., a stock holding company which owns 100% of the common stock of the Bank.

WHEREAS, the Executive is currently employed as Vice President, Retail Services Division of the Bank pursuant to an employment agreement that was effective September 30, 2008 (the “Prior Agreement”); and

WHEREAS, the Employer and the Executive desire to amend and restate the Prior Agreement to provide that severance payments made in connection with a Change in Control shall only be paid in the event that (i) the Executive’s employment is involuntarily terminated without cause within 24 months after the Change in Control or (ii) the Executive voluntarily resigns for Good Reason within 24 months after the Change in Control; and

WHEREAS, the Employer and the Executive also wish to make certain clarifying changes to the Prior Agreement, as set forth herein; and

WHEREAS, the Prior Agreement is hereby replaced in its entirety by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the period of her employment hereunder, Executive agrees to serve as Vice President, Retail Services Division of the Bank (the “Executive Position”).  Executive shall be responsible for the overall management of the Bank’s retail services functions, and shall be responsible for establishing the business objectives, policies and strategic plans in conjunction with the Chief Executive Officer (the “CEO”).

2.	TERM AND DUTIES.

(a)           Two Year Contract; Annual Renewal.  Executive’s period of employment with the Bank (“Employment Period”) shall begin on the Effective Date and shall renew on each anniversary date thereafter, until the date that the Bank gives Executive written notice of non-renewal (“Non-Renewal Notice”).  The Employment Period shall end on the date that is twenty-four (24) months after the date of the Non-Renewal Notice, unless the parties agree that the Employment Period shall end on an earlier date.  Notwithstanding the foregoing, all changes to the Agreement intended to comply with Code Section 409A shall be retroactively effective to March 31, 2007; and provided further that no retroactive change shall affect the compensation or benefits previously provided to the Executive.

(b)           Annual Performance Evaluation.  On either a fiscal year or calendar year basis, (consistently applied from year to year), the Bank shall conduct an annual evaluation of Executive’s performance. The annual performance evaluation proceedings shall be included in the minutes of the Board meeting that next follows such annual performance review.

(c)           Continued Employment Following Termination of Employment Period.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Bank and Executive may mutually agree.

(d)           Duties; Membership on Other Boards.  During the Employment Period, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the CEO, Executive shall devote substantially all her business time, attention, skill, and efforts to the faithful performance of her duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the CEO, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in the CEO’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement it being understood that membership in and service on boards or committees of social, religious, charitable or similar organizations does not require CEO approval pursuant to this Section 2(d). For purposes of this Section 2(d), CEO approval shall be deemed to have been granted as to service with any such business company or organization that Executive was serving as of the date of this Agreement.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)   Base Salary.  The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2.  The Bank shall pay Executive as compensation a salary of not less than $145,358 per year (“Base Salary”).  Such Base Salary shall be payable biweekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review may be conducted by the CEO, and the Bank may increase, but not decrease (except a decrease that is generally applicable to all employees) Executive’s Base Salary (with any increase in Base Salary to become “Base Salary” for purposes of this Agreement).

(b)   Bonus and Incentive Compensation.  Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)   Employee Benefits.  The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees or as reasonably or customarily available.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d)   Paid Time Off.  Executive shall be entitled to paid vacation time each year during the Employment Period (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives.  Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e)   Expense Reimbursements.  During the Employment Period, the Bank shall pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing her obligations under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.  All reimbursements under this Section 3(e) shall be paid as soon as practicable by the Bank; provided, however, that no payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)   Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this section shall apply. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following as set forth in Section 4(a)(i), (ii) or (iii):

(i)           the involuntary termination by the Bank of Executive’s full-time employment hereunder for any reason other than a Termination for Cause, as defined in Section 8 hereof, or a termination upon Retirement as defined in Section 7 hereof, or a termination for Disability as set forth in Section 6 hereof; and

(ii)           Executive’s voluntary resignation from the Bank’s employ upon any of the following (which shall be treated as termination of employment for “Good Reason”), unless consented to by Executive:

(A)           failure to appoint Executive to the Executive Position set forth in Section 1 above, or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1 above, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement);

(B)           a relocation of Executive’s principal place of employment to a location that is more than 50 miles from the location of the Bank’s principal executive offices as of the date of this Agreement;

(C)           a material reduction in the benefits and perquisites, including Base Salary, to paid to the Executive from those  being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees);

(D)           a liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive; or

(E)           a material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate her employment under this Agreement within  90 days after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination.  The Bank shall have at least 30 days to remedy any event set forth in clauses (ii)(A) through (E) above; provided, however, that the Bank shall be entitled to waive such period and make an immediate payment hereunder.  If the Bank remedies the condition within such 30 day cure period, then no Good Reason shall be deemed to exist with respect to such event.  If the Bank does not remedy the event within such 30 day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within 60 days following the expiration of such cure period.

(iii)           Within 24 months following a Change in Control (as defined in Section 5 below), the Executive’s employment is involuntarily terminated without Cause or the Executive voluntarily resigns for Good Reason.

No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive’s employment except as provided in this Section 4.

(b)   Within 30 days following the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum cash amount equal to two times the sum of (i) the highest annual rate of Base Salary paid to Executive at any time under the Agreement, plus (ii) the highest bonus paid to Executive with respect to the two completed fiscal years prior to the Event of Termination.  Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(c)   Within 30 days following the occurrence of an Event of Termination, the Bank shall pay Executive, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, a lump sum equal to the excess, if any, of the present value of the benefit that Executive would have been entitled to under the Bank’s defined benefit pension plan if Executive had continued working for the Bank for twenty-four (24) months after the effective date of such Event of Termination, over the present value of the benefits to which Executive was actually entitled as of the effective date of such Event of Termination.

(d)   Upon the occurrence of an Event of Termination, the Bank will provide at the Bank’s expense, life insurance and non-taxable medical, dental and vision coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to her termination, except to the extent such coverage may be changed in its application to all Bank employees.  Such coverage shall cease 24 months following the Event of Termination.

(e)   Notwithstanding the foregoing, in the event the Executive is a Specified Employee (as defined herein), solely to the extent necessary to avoid penalties under Code Section 409A, payment of the Executive’s benefit pursuant to Sections 4(b), 4(c) and 4(d), if applicable, shall be made to the Executive on the first day of the seventh month following the Executive’s Event of Termination.  “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or any affiliate is a publicly traded company.

(f)   For purposes of the Agreement, Event of Termination shall be construed to required a “Separation from Service” as defined in Code Section 409A and the Treasury regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(g)   Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any severance payments or benefits hereunder unless and until Executive executes a release of her claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under (i) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. Section 1981 (age discrimination); (3) 29 U.S.C. Section 621-634 (age discrimination); (4) 29 U.S.C. Section 206(d)(i) (equal pay); (5) applicable state laws regarding discrimination including race, color, national origin, ancestry, religion, physical or mental disability, medical condition, military status, marital status, sex, gender, sexual orientation or age, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  In order to comply with the requirements of Code Section 409A and applicable age discrimination laws, the release shall be provided to Executive no later than her Date of Termination and Executive shall have no fewer than twenty-one (21) days to consider the release, and following Executive’s execution of the release, Executive shall have seven (7) days to revoke said release.

5.	CHANGE IN CONTROL.

(a)   “Change in Control” shall mean (i) a change in the ownership of the Bank or the Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below.

(i)           A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)           A change in the effective control of the Bank or Company occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30% or more of the total voting power of the stock of the Bank or Company, or (B) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election, provided that this subsection (ii) is inapplicable where a majority shareholder of the Bank or Company is another corporation.

(iii)           A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (A) all of the assets of the Bank or Company, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(b)   Notwithstanding anything in this Agreement to the contrary, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then the cash severance payable under this Agreement shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under this Agreement being non-deductible pursuant to Code Section 280G and subject to an excise tax imposed under Code Section 4999.

6.	TERMINATION FOR DISABILITY OR DEATH.

(a)   Termination of Executive’s employment based on “Disability” shall be construed to comply with Code section 409A and shall be deemed to have occurred if (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. The provisions of paragraph 6(b) and (c) shall apply upon the termination of the Executive’s employment for Disability.

(b)   The Executive shall be entitled to receive benefits under any short or long term disability plan maintained by the Bank.  To the extent such benefits are less than the Executive’s Base Salary, the Bank will pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive’s Base Salary for the longer of (i) the remaining term of the Agreement or (ii) one year following her termination of employment due to Disability.  Any payments required hereunder shall be payable in monthly installments and shall commence within 30 days following the date on which Executive is determined to be Disabled.

(c)   The Bank will cause to be continued life insurance and non-taxable medical, dental and vision coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Bank for Executive prior to her termination for Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated for Disability.  This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive’s death.

(d)   In the event of Executive’s death during the term of the Agreement, her estate, legal representatives or named beneficiaries (as directed by executive in writing) shall be paid Executive’s Base Salary as defined in paragraph 3(a) at the rate in effect at the time of Executive’s death for a period of one (1) year from the date of Executive’s death, and the Bank will continue to provide non-taxable medical, dental, vision and other insurance benefits normally provided for Executive’s family (in accordance with its customary co-pay percentages) for one (1) year after Executive’s death.  Such payments are in addition to any other life insurance benefits that the Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Bank for the benefit of the Executive, including, but not limited to, the Bank’s tax-qualified retirement plans and the Executive Salary Continuation Agreement (SERP).

7.	TERMINATION FOR CAUSE.

(a)   The Bank may terminate the Executive’s employment at any time, but any termination other than Termination for Cause, as defined herein, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement.  The Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause.  Termination for Cause shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the CEO or the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that in the reasonable opinion of the CEO or the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

(b)   For purposes of this Section, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank.  Any act, or failure to act, based upon the direction of the CEO or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.

8.	NOTICE.

(a)   Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to Executive.  If, within 30 days after any Notice of Termination for Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration.  Notwithstanding the pendency of any such dispute, the Bank shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement.  If it is determined that Executive is entitled to compensation and benefits under Section 4 of this Agreement, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b)   Any other purported termination by the Bank or by Executive shall be communicated by a Notice of Termination to the other party.  If, within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided below.  Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive her Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 24 months from the date the Notice of Termination is given.  In the event the voluntary termination by Executive of her employment is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to her pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for her voluntary termination.  If it is determined that the Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to the Executive under this Section shall offset the amount of any severance benefits that are due to the Executive under this Agreement.

(c)   For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and “Date of Termination” shall mean the date of the Notice of Termination.

9.	POST-TERMINATION OBLIGATIONS.

(a)   The Executive hereby covenants and agrees that, for a period of one year following her termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(i)           solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or any of its affiliates or has headquarters or offices within 50 miles of the locations in which the Bank or its affiliates has business operations or has filed an application for regulatory approval to establish an office;

(ii)           become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Bank or its affiliates in the same geographic locations where the Bank or its affiliates has material business interests; provided, however, that this restriction shall not apply if the Executive’s employment is terminated following a Change in Control; or

(iii)           solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank or its affiliates.

(b)   Executive shall, upon reasonable notice, furnish such information and assistance to the Bank and/or its affiliates, as may reasonably be required by the Bank and/or its affiliates, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank, or any of its affiliates.

(c)   All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section, agree that, in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive.  The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from the Executive.

10.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

11.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

12.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)   Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)   This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

13.	MODIFICATION AND WAIVER.

(a)   This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)   No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.	REQUIRED PROVISIONS.

(a)   The Bank may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than Termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause.

(b)   If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 U.S.C. §1818(e)(3)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its Agreement obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)   If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)   If the Bank is in default as defined in Section 3(x)(1) [12 U.S.C. §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)   All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director of the Bank’s primary federal regulator or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 U.S.C. §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)   Notwithstanding anything herein contained to the contrary, any payments to Executive, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

15.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.	GOVERNING LAW.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.

18.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator sitting in a location selected by the Executive within 25 miles of Stroudsburg, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19.	INDEMNIFICATION.

(a)   The Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy.  The Bank shall indemnify Executive to the fullest extent permitted against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of her having been an officer of the Bank (whether or not he continues to be an officer at the time of the of incurring such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided that the Bank shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

20.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	ESSA Bank & Trust 200 Palmer Street Stroudsburg, PA 18360
To Executive:	V. Gail Bryant 111 Smiley Lane Stroudsburg, PA 18360

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized representative, and Executive has signed this Agreement, on the date first above written.

ESSA BANK & TRUST

May 1, 2013 Date	By: /s/ Gary S. Olson Gary S. Olson, President and Chief Executive Officer

EXECUTIVE:

April 23, 2013 Date	/s/ V. Gail Bryant V. Gail Bryant